Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc.	Rebecca Mack
Investor Relations	Bergman Mack & Associates
(510) 492-1161	(949) 981-4496
rebecca@bergmanmack.com
ESS TECHNOLOGY REPORTS
FOURTH QUARTER AND FISCAL 2005 RESULTS
     FREMONT, Calif., February 1, 2006—ESS Technology (Nasdaq: ESST) today reported net revenues for the fourth quarter of 2005 of $44.1 million compared to $43.1 million for the same period last year and compared to $48.6 million in the third quarter of 2005. GAAP net loss for the fourth quarter of 2005, which included the previously announced $42.7 million impairment of goodwill and intangibles, was $52.8 million, or ($1.33) per diluted share, compared to fourth quarter of 2004 GAAP net loss of $20.9 million, or ($0.53) per diluted share. For the third quarter of 2005, GAAP net loss was $11.1 million, or ($0.28) per diluted share.
     Non-GAAP net loss for the fourth quarter of 2005 was $10.0 million, or ($0.25) per diluted share, compared to fourth quarter of 2004 non-GAAP net loss of $19.7 million, or ($0.50) per diluted share. For the third quarter of 2005, non-GAAP net loss was $10.5 million, or ($0.26) per diluted share. Non-GAAP net loss excludes amortization of intangible assets, impairment of goodwill and intangibles, and related tax effects.
     During the quarter, ESS settled a long-standing modem patent lawsuit for $8.1 million. Most of this settlement amount had been previously reserved so the fourth quarter 2005 impact was $700,000.

ESS Reports Fourth Quarter 2005 Results

     Robert Blair, president and CEO of ESS Technology, commented, “The fourth quarter of 2005 came in as expected with higher than anticipated margins mainly due to higher ASPs. Our previously announced Phoenix line of high performance DVD chips has been well received by the market and we have started transitioning our customers to that product. I will provide additional information about both our cameraphone business and our video business during our conference call later today.”
First Quarter 2006 Guidance
     The forward-looking statements in this press release are based on current expectations. Any expectations based on these forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Continuing uncertainty in global economic conditions and rapid shifts in consumer preferences make it particularly difficult to predict product demand and other related matters. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
     For the seasonally slower March quarter, we are projecting revenues of $26-30 million, with non-GAAP gross margins in the 3-8% range. We expect R&D expenses of 32-36% of revenues and SG&A expenses of 25-28% of revenues, and additional costs totaling approximately 5% of revenue for the new 123R stock option expensing rules. Overall, we expect GAAP net loss per diluted share of ($0.41) — ($0.43) and non-GAAP net loss per diluted share of ($0.36) — ($0.38). Non-GAAP net loss excludes amortization of intangible assets, stock option expensing and related tax effects.
Earnings Conference Call
     As previously announced, ESS Technology, Inc. has scheduled a conference call beginning 2:00 p.m. PDT / 5:00 p.m. EDT, February 1, 2006, to discuss its fourth quarter 2005 results. Investors are invited to listen to a live webcast of the conference call at http://www.esstech.com or http://www.prnewswire.com/ (Search: ESST). A replay of the webcast will also be available at http://www.esstech.com/ and http://www.prnewswire.com/ or by telephone at (800) 642-1687 (U.S./Canada) / (706) 645-9291 (International), Reservation #4113958, beginning at 6:00 p.m. PDT / 9:00 p.m. EDT, February 1, 2006.
About ESS Technology

ESS Reports Fourth Quarter 2005 Results

     ESS Technology, Inc. designs and markets high-performance digital video processor and imaging sensor semiconductors for the consumer digital entertainment, digital photography, camera phone and digital home markets. ESS products include highly integrated chips for DVD players, DVD recorders, VCD players, digital media players, digital audio systems, and camera-enabled cellular phones.
     ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq National Market under the symbol “ESST”. ESS Technology’s web site address is: http://www.esstech.com.
(ATTACHMENTS: Condensed Consolidated Summary Financial Statements)
The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, the possible reduction of consumer spending occasioned by general economic conditions, continued growth in demand for consumer electronics products, the timely availability and acceptance of ESS’ products, the uncertainty of the outcome of any litigation proceedings, and the other risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K, Form 10-Q and Form 8-K (if any) which we incorporate by reference. Examples of forward-looking statements include statements regarding ESS’ future financial results, specifically statements regarding improvement in the coming quarters of the Company’s gross margins and profitability due to the new Phoenix line of chips and/or other products, operating results, business strategies, projected costs, projected gross margins, projected profitability, products, competitive positions, management’s plans and objectives for future operations, and industry trends. These forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. Forward-looking statements may contain words such as “will”, “expect”, “anticipate”, “believe”, “continue”, “plan”, “should”, other comparable terminology or the negative of these terms. Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.
# # #

ESS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	December 31,	December 31,
	2005	2004
ASSETS

Current Assets:
Cash and cash equivalents	$68,630	$41,527
Short-term investments	31,092	85,161
Accounts and other receivables, net	20,785	21,456
Inventories	12,477	45,669
Prepaid expenses and other assets	4,241	3,876

Total current assets	137,225	197,689

Property, plant and equipment, net	21,133	23,009
Goodwill	—	43,391
Other intangible assets, net	795	6,414
Other assets	12,688	13,241

Total Assets	$171,841	$283,744

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$35,916	$50,646
Income taxes payable and deferred income taxes	42,591	39,738

Total current liabilities	78,507	90,384

Non-current deferred tax liability	—	448

Total liabilities	78,507	90,832

Shareholders’ Equity:
Common stock	177,545	178,030
Accumulated other comprehensive loss	286	(174)
Retained earnings (accumulated deficit)	(84,497)	15,056

Total shareholders’ equity	93,334	192,912

Total Liabilities and Shareholders’ Equity	$171,841	$283,744

ESS TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Net revenues	$44,079	$43,109	$181,921	$257,278
Cost of revenues	37,065	47,640	169,313	219,397

Gross profit (loss)	7,014	(4,531)	12,608	37,881
	16%	-11%	7%	15%

Operating expenses:
Research and development	8,648	8,620	33,982	37,467
Selling, general and administrative	7,812	9,369	34,973	41,056
Impairment of goodwill and intangibles	42,743	—	42,743	—

Operating loss	(52,189)	(22,520)	(99,090)	(40,642)

Non-operating income, net	170	662	1,316	3,360

Loss before income taxes	(52,019)	(21,858)	(97,774)	(37,282)

Provision for (benefit from) income taxes	805	(1,000)	1,779	(1,732)

Net loss	$(52,824)	$(20,858)	$(99,553)	$(35,550)

Net loss per share
Basic	$(1.33)	$(0.53)	$(2.50)	$(0.90)

Diluted	$(1.33)	$(0.53)	$(2.50)	$(0.90)

Weighted average common shares
Basic	39,839	39,629	39,781	39,476

Diluted	39,839	39,629	39,781	39,476

Non-GAAP Measures
To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we use non-GAAP measures of net loss and loss per share, which are adjusted from results based on GAAP to exclude certain expenses. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and prospects for the future. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business.
Non-GAAP Net Loss. Non-GAAP net loss calculates the after-tax impact of amortization of intangible assets, and impairment of goodwill and intangibles. Management believes that the non-GAAP net loss measure is useful information to investors because it provides our investors with a means to conduct a meaningful, consistent comparison to our prior periods’ results and to our investors’ expectations for GAAP net loss. Given the significant effect of the non-GAAP adjustments, we believe that non-GAAP net loss is a useful means to demonstrate the sustainability of our performance in a manner not affected by unusual events and charges required by GAAP accounting. We use non-GAAP net loss to conduct and evaluate our business. It is the primary means for us to assess on-going operating performance and to set future operating performance expectations. The economic substance behind our decision to use non-GAAP net loss is that the adjustments to net loss, which did not reflect the on-going sustainability of performance, had the effect of reducing net loss by more than $600,000 for the periods presented. Despite the importance of this measure to management in goal-setting and performance measurement, we stress that non-GAAP net loss is a non-GAAP financial measure that has no standardized meaning defined by GAAP and, therefore, has limits in its usefulness to investors. Because of its non-standardized definitions, non-GAAP net loss (unlike GAAP net loss) may not be comparable with the calculation of similar measures of other companies. Non-GAAP net loss is presented solely to enable investors to more fully understand how management assesses the performance of our company. We compensate for these limitations by providing full disclosure of the net loss on a basis prepared in conformance with GAAP to enable investors to consider net loss determined under GAAP as well as on an adjusted basis, and perform their own analysis, as appropriate.
Non-GAAP Net Loss Per Share. Non-GAAP net loss per share calculates the after-tax impact of amortization of intangible assets, and impairment of goodwill and intangibles. Management believes that the non-GAAP net loss per share measure is useful information to investors because it provides a basis for investors to compare the performance of our operations to prior periods’ results and to their expectations for performance. It also provides a useful means for investors to evaluate the profitability and sustainability of on-going operations. Given the market’s focus on earnings per share and adjusted earnings per share measures, by providing an adjusted earnings per share measurement and showing the components thereof, we seek to eliminate confusion in the marketplace and to provide a consistent means for evaluation of performance. We use non-GAAP net loss per share to conduct and evaluate our business by comparing the measure to prior periods using a consistent method of calculation. We review non-GAAP net loss per share as a primary indicator of the profitability and sustainability of the underlying business, and we use the measure to compare performance to the objectives identified for the business during our budget process. Our budget process includes only revenue and expenses relating to the on-going business operations, in an effort to better manage the on-going operations in a meaningful manner. The economic substance behind our decision to use non-GAAP net loss per share is that without it, the significance of the adjustments during these periods may make it difficult for an investor to assess the on-going performance of the operations of our business. A material limitation associated with the use of this measure as compared to the GAAP measure of net loss per share is that it is a non-GAAP measure which is adjusted for the amortization of intangible assets and, as such, has no standardized measurement prescribed by GAAP and accordingly has limits in its usefulness to investors. Non-GAAP net loss per share may not be comparable with the calculation of earnings per share for other companies. We compensate for these limitations when using non-GAAP net loss per share by providing full disclosure of the loss per share measurement and GAAP basis in the financial statements and related commentary in our quarterly release which investors can use to appropriately consider loss per share determined under GAAP as well as on an adjusted basis.

ESS TECHNOLOGY, INC.
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS
(unaudited)
(in thousands)

	Three months ended
	December 31,	December 31,	September 30,
	2005	2004	2005
Net loss — GAAP basis	$(52,824)	$(20,858)	$(11,096)
Reconciling items:
Amortization of intangible assets:
Cost of revenues	699	699	699
Selling, general and administrative expense	270	487	309
Impairment of goodwill and intangibles	42,743	—	—
Tax effects	(920)	(55)	(409)

Net loss — Non-GAAP	$(10,032)	$(19,727)	$(10,497)

ESS TECHNOLOGY, INC.
RECONCILIATION OF GAAP NET LOSS PER SHARE TO NON-GAAP NET LOSS PER SHARE
(unaudited)
(in dollars)

	Three months ended
	December 31,	December 31,	September 30,
	2005	2004	2005
Basic:
GAAP basic net loss per share	$(1.33)	$(0.53)	$(0.28)
Reconciling items:
Amortization of intangible assets:
Cost of revenues	0.02	0.02	0.02
Selling, general and administrative expense	0.01	0.01	0.01
Impairment of goodwill and intangibles	1.07	—	—
Tax effects	(0.02)	—	(0.01)

Non-GAAP basic net loss per share	$(0.25)	$(0.50)	$(0.26)

Diluted:
GAAP diluted net loss per share	$(1.33)	$(0.53)	$(0.28)
Reconciling items:
Amortization of intangible assets:
Cost of revenues	0.02	0.02	0.02
Selling, general and administrative expense	0.01	0.01	0.01
Impairment of goodwill and intangibles	1.07	—	—
Tax effects	(0.02)	—	(0.01)

Non-GAAP diluted net loss per share	$(0.25)	$(0.50)	$(0.26)